Exhibit 99.1

NOVATEL WIRELESS, INC.

Amended and Restated Charter

for the

Compensation Committee

of the

Board of Directors

(Adopted June 20, 2012)

PURPOSE

The purpose of the Compensation Committee established pursuant to this charter will be to make such examinations as are necessary to create and to implement appropriate compensation policies for the executive officers and such other employees of the Company as the Board shall deem appropriate, including performance-based and long-term compensation.

MEMBERSHIP AND POWER TO ACT

The Compensation Committee will be comprised of up to three members of the Board of Directors. Such members will be elected by and serve at the pleasure of the Board. As long as the Company’s Common Stock remains publicly traded, the Committee will consist of at least two members and no member of the Committee will be an employee (including a current officer) or a former officer of the Company or will have engaged in any transaction or been involved in any business relationship which would disqualify such Committee member as (i) a “Non-Employee Director” under Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) as an “Outside Director” under the rules promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended. These terms are more fully described on Exhibit A attached hereto.

In the event that the Committee shall have more than two members and one or more members of the Committee are absent from a meeting of the Committee, the remaining members of the Committee (provided there are at least two such members), acting unanimously, shall have the power to take any action necessary or convenient to the efficient discharge of the foregoing. No action of the Committee shall be valid unless taken pursuant to a resolution adopted and approved by at least two members of the Committee. No employee-member of the Committee, if any, shall participate in any discussions or deliberations relating to such person’s own compensation. For the purposes of obtaining an exemption under Rules 16b-3(d) and (e) promulgated under Section 16 of the Exchange Act, any employee-member of the Committee shall abstain or recuse themselves from deliberations relating to such approvals.

MEETINGS

The Compensation Committee will meet at such times as it deems appropriate to review the compensation of the executive officers of the Company.

RESPONSIBILITIES

1.	To establish and review at least annually the Company’s general compensation policies applicable to the Company’s Chief Executive Officer and other executive officers, including the relationship of the Company’s performance to executive compensation generally, and the Chief Executive Officer’s compensation in particular, and the bases for the Chief Executive Officer’s compensation. The Committee’s power to establish and review annually the Company’s compensation policies applicable to the Company’s Chief Executive Officer and other executive officers shall be subject to any modification or veto made by the full Board in its discretion. The Company’s Chief Executive Officer shall not participate in any deliberations concerning his or her compensation;

2.

To (a) review and approve the level of compensation, including salaries, fees, benefits, executive incentive plans and perquisites, of the Chief Executive Officer and the other executive officers of the

Company and (b) ensure that all compensation decisions and approvals for each prior fiscal year concerning the Chief Executive Officer and other executive officers are completed in advance of the filing of required disclosure materials such as proxy materials for the annual meeting of shareholders;

3.	To review and advise the Board concerning the performance of the Chief Executive Officer of the Company and of those other employees whose compensation is within the review jurisdiction of the Committee;

4.	To review (and, if deemed appropriate by the Committee, retain consultants regarding) and advise the Board concerning compensation for the Board of Directors;

5.	To review (and, if deemed appropriate by the Committee, retain consultants regarding) and advise the Board concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of the Company’s executive compensation programs among comparable companies in the Company’s industry;

6.	To administer the stock compensation plans that may be adopted by the Company from time to time, including the determination of employees and the parties who are to receive grants of stock or stock options and the terms of such grants;

7.	To perform such other functions and have such other powers as may be necessary or convenient to the efficient discharge of the foregoing; and

8.	To report to the Board of Directors regarding the foregoing from time to time, or whenever it shall be called upon to do so.

REPORTS

The Compensation Committee will record its summaries of recommendations to the Board in written form which will be incorporated as a part of the minutes of the Board of Directors.

Exhibit A

1. Non-Employee Director.

Rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934 defines a Non-Employee Director as a director who:

(A) Is not currently an officer (as defined in Rule 16a-1(f)) of the issuer or a parent or subsidiary of the issuer, or otherwise currently employed by the issuer or a parent or subsidiary of the issuer;

(B) Does not receive compensation, either directly or indirectly, from the issuer or a parent or subsidiary of the issuer, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Item 404(a) of Regulation S-K; and

(C) Does not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K.

2. Outside Director.

Regulation 1.162-27(e)(3) promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, defines an Outside Director as a director who:

(A) Is not a current employee of the publicly held corporation;

(B) Is not a former employee of the publicly held corporation who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year;

(C) Has not been an officer of the publicly held cooperation; and

(D) Does not receive remuneration from the publicly held corporation, either directly or indirectly, in any capacity other than as a director. For this purpose, remuneration includes any payment in exchange for goods or services.